Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-91680, Form S-3 No. 333-134405, Form S-3 No. 333-158898 and Form S-3 No. 333-181009) of Franklin Street Properties Corp., of our reports dated February 19, 2013, with respect to the consolidated financial statements and schedules of Franklin Street Properties Corp. and the effectiveness of internal control over financial reporting of Franklin Street Properties Corp., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 19, 2013